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                                                                    EXHIBIT 23.4


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report, included in this registration statement, dated January 24, 2000, (except with respect to paragraph 4 of Note 4, as to which the date is March 10, 2000, and
Note 9, as to which the date is March 13, 2000) with respect to Aspect Development, Inc., for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.


                                              /s/ ARTHUR ANDERSEN LLP

                                              ARTHUR ANDERSEN LLP


San Jose, California
August 3, 2001